EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-209162, 333-209163, 333-208664, 333-207091, 333-201861, 333-201860, 333-201864, 333-216485, 333-217507, 333-217509, and 333-218126 on Form S-3 of our report dated March 28, 2017 (September 14, 2017, as to the effects of the change in reporting entity described in Note 3 and as to Note 18), relating to the consolidated financial statements and financial statement schedules of Brighthouse Life Insurance Company (formerly MetLife Insurance Company USA) and subsidiaries for the year ended December 31, 2016, appearing in this Current Report on Form 8-K.

/s/ Deloitte & Touche LLP

New York, NY
September 14, 2017